Exhibit 99.1

PRESS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067
NOBLE ENERGY ANNOUNCES OFFICER APPOINTMENTS
HOUSTON (August 1, 2006) – Noble Energy, Inc. (NYSE: NBL) announced today that David L. Stover has been appointed to the newly-created position of Executive Vice President and Chief Operating Officer of the company. Most recently Mr. Stover held the position of Sr. Vice President for North America. In his new position, Mr. Stover will be responsible for all of Noble Energy’s exploration and production activities. Prior to joining Noble Energy in 2002 Mr. Stover held senior management positions with BP and predecessor companies Vastar Resources and ARCO.
Charles D. Davidson, Noble Energy’s Chairman, President and CEO, said, “The growth and success of Noble Energy’s exploration and development programs in the past several years have significantly increased the scope and complexity of our operations. The added position of Chief Operating Officer will help assure that Noble Energy maintains its operational excellence as the company continues to grow and expand. Dave’s past experience in building and managing large high-performing organizations will be invaluable as he takes on this new role.”
Noble Energy also announced today that Rodney D. Cook and Ted D. Brown have been elected Vice Presidents of Noble Energy, Inc. Mr. Cook is responsible for Noble Energy’s operations in the Southern Region of North America and is based in Houston, Texas. Mr. Brown is responsible for the company’s operations in the Northern Region of North America and is based in Denver, Colorado.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan basin in New Mexico, the Gulf Coast and the Gulf of Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, the Mediterranean Sea, the North Sea, West Africa and Suriname. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings.